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Exhibit 99

News Release
FOR IMMEDIATE RELEASE
Contact: Susan Kahn (612) 370-6735

TARGET CORPORATION ADOPTS
REPLACEMENT SHAREHOLDER RIGHTS PLAN

    MINNEAPOLIS, September 12, 2001—The board of directors of Target Corporation today adopted a shareholder rights plan that will replace an existing plan when it expires on September 26, 2001. The new plan is substantially similar to the expiring plan.

    The company continues to believe that a rights plan is a valuable tool to protect the long-term interests of the company and its approximately 15,000 shareholders in the event of an unsolicited takeover attempt. The new plan was not adopted in response to any present effort to acquire Target Corporation or its securities.

    The new plan grants to Target Corporation investors a form of preferred share purchase right. Under both the expiring and the new plan, generally this right becomes exercisable only in the event a third party accumulates 20 percent or more of the company's common shares. In that event, each right (except for rights held by the 20 percent shareholder) allows its holder to purchase $250 of Target Corporation common stock for $125, subject to adjustment. The granting of the new rights is not a taxable event for shareholders.

    Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,348 stores in 46 states. This includes 1,019 Target stores, 265 Mervyn's stores and 64 Marshall Field's stores.

    Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION ADOPTS REPLACEMENT SHAREHOLDER RIGHTS PLAN